UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 20, 2002

SHOFFNER INDUSTRIES, L. L. C. 401(K) PLAN
(Exact name of Registrant as specified in its charter)

N/A (State or other Jurisdiction of Incorporation)	0-22684 (Commission File No.)	56-2112240 (IRS Employer Identification No.)

2801 East Beltline, N.E., Grand Rapids, Michigan (Address of Principal Executive Offices)	49525 (Zip Code)

616-364-6161
(Registrant's Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if changed Since Last Report)

Item 4.  Changes in Registrant’s Certifying Accountant

        The Shoffner Industries, L.L.C. 401(k) Plan (the "Plan") elected to dismiss its independent auditors, Arthur Andersen LLP ("Arthur Andersen"), and to engage the services of Ernst & Young LLP as its new independent auditors. The change in auditors was approved by the Board of Directors of Universal Forest Products, Inc. (the "Company" and the issuer of the securities held pursuant to the Plan); the change is effective as of May 20, 2002. As a result, Ernst & Young LLP will audit the financial statements of the Plan for the fiscal year ending December 31, 2001.

        Arthur Andersen has not yet issued a report on the Plan's financial statements for the Plan's most recent fiscal year ended December 31, 2001. Since the beginning of that Plan year through the date of this Form 8-K, (1) there were no disagreements with Arthur Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to Arthur Andersen's satisfaction, would have caused Arthur Andersen to make reference to the subject matter of the disagreement(s) in connection with a report on the Plan's financial statements; and (2) there were no reportable events as described in Item 304(a)(1)(v) ("Reportable Events") of the Securities and Exchange Commission's (the "Commission") Regulation S-K.

        The Plan has provided a copy of the foregoing statements to Arthur Andersen. Attached as Exhibit 16 is Arthur Andersen's letter to the Commission, dated May 21, 2002, stating its agreement with these statements.

        During the last two Plan years through the date of this Form 8-K, neither the Plan nor anyone acting on its behalf consulted with Ernst & Young LLP regarding (i) either the application of accounting principles to a specified transaction, completed or proposed, or the type of audit opinion that might be rendered on the Plan's financial statements, or (ii) any matters or reportable events as set forth in Items 304(a)(2)(i) and (ii) of Regulation S-K.

Item 7.  Financial Statements and Exhibits

(c)	Exhibits
	16	Letter from Arthur Andersen regarding change in certifying accountant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, Universal Forest Products Shoffner LLC, as Plan administrator, has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Shoffner Industries, L.L.C. 401(k) Plan
Dated: May 21, 2002	By: /s/ Matthew J. Missad Matthew J. Missad, Secretary Universal Forest Products Shoffner LLC, Plan Administrator

EXHIBIT INDEX

Exhibit No.	Description
Exhibit 16	Letter from Arthur Andersen LLP regarding change in certifying accountant.

EXHIBIT 16

May 21, 2002

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, NW
Washington, D.C. 20549

Dear Sir/Madam:

We have read the first three paragraphs of Item 4 in the Form 8-K dated May 20, 2002, of Shoffner Industries, LLC 401(k) Plan filed with the Securities and Exchange Commission, and are in agreement with the statements contained therein.

Very truly yours,

/s/ Arthur Andersen LLP
Arthur Andersen LLP

Copy to:	Michael R. Cole Chief Financial Officer Universal Forest Products, Inc.